CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following

•	Registration Statement Form S-8 File Number 333-125369 pertaining to the Amended 2004 Stock Option Plan filed on May 31, 2005;
•	Registration Statement Form S-8 File Number 333-119613 pertaining to 2004 Stock Option Plan filed on October 7, 2004 of our report to the Stockholders and Board of Directors of Eden Energy Corporation dated March 21, 2007 on the consolidated financial statements of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2006.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

March 30, 2007